UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

June 7, 2018

Date of Report (Date of earliest event reported)

Altaba Inc.

(Exact Name of registrant as specified in its charter)

Delaware	811-23264	77-0398689
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

140 East 45th Street, 15th Floor
New York, New York	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 679-2000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events.

On June 7, 2018, Altaba Inc. (the “Fund”) commenced a tender offer to purchase up to 195,000,000 (approximately 24%) of the Fund’s issued and outstanding shares of its common stock, par value $0.001 per share (the “Shares”), that are properly tendered in the Offer (as defined below) and not properly withdrawn. For each Share accepted in the Offer, stockholders will receive: (i) 0.35 American Depositary Shares (“Alibaba ADSs”) of Alibaba Group Holding Limited, a Cayman Islands company (“Alibaba”), which are held by the Fund in its investment portfolio, less any Alibaba ADSs withheld to satisfy applicable withholding taxes and subject to adjustment for fractional Alibaba ADSs (the “ADS Portion”), and (ii) an amount in cash equal to the Alibaba VWAP (as defined below) multiplied by 0.05, less any cash withheld to satisfy applicable withholding taxes and without interest (the “Cash Portion” and, together with the ADS Portion, the “Offer Consideration”), upon the terms and subject to the conditions described in the Offer to Purchase, dated June 7, 2018 (the “Offer to Purchase”), and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).

The Offer, proration period and withdrawal rights will expire at 11:59 p.m., New York City time, on July 11, 2018, unless the Offer is extended or withdrawn (such date and time, as it may be extended, the “Expiration Date”).

Alibaba ADSs are listed on the New York Stock Exchange and trade under the symbol “BABA.” Each Alibaba ADS represents an ordinary share of Alibaba. The “Alibaba VWAP” (determined as described in the Offer to Purchase) means the daily volume-weighted average price for an Alibaba ADS, on the second trading day prior to the Expiration Date (the “Determination Date”). The Fund will announce the Alibaba VWAP and the Cash Portion of the Offer Consideration payable for Shares pursuant to the Offer by press release and on the Offer webpage described in the Offer to Purchase no later than 4:30 p.m., New York City time, on the Determination Date (July 9, 2018 based on the current Expiration Date). Such press release will also be filed as an amendment to the Schedule TO-I that the Fund has filed with the U.S. Securities and Exchange Commission (the “SEC”) relating to the Offer.

Promptly after the Expiration Date, the Fund will, upon the terms and subject to the conditions of the Offer, accept for purchase, and will thereafter promptly purchase, all Shares properly tendered and not properly withdrawn prior to the Expiration Date.

All Shares purchased in the Offer will be purchased for the Offer Consideration. However, because of the “odd lot” priority, proration and conditional tender provisions described in the Offer to Purchase, certain of the Shares tendered may not be purchased if the number of Shares properly tendered in the Offer and not withdrawn prior to the Expiration Date exceeds 195,000,000.

The Alibaba ADSs to be exchanged pursuant to the Offer are being offered and exchanged pursuant to the exemption from registration under the Securities Act provided by Section 4(a)(1) of the Securities Act.

During and immediately following the tender offer period, the Fund intends to sell a portion of its Alibaba ADSs through open market transactions and/or through private dispositions not executed or recorded on a public exchange or quotation service. The sale of the Fund’s Alibaba ADSs is intended to raise cash to pay the taxes that are expected to be incurred upon the exchange of Alibaba ADSs pursuant to the tender offer and in such sale of the Alibaba ADSs, and the proceeds may also be used to fund all or a portion of the aggregate Cash Portion of the Offer Consideration.

The Offer is not conditioned upon the tender of any minimum number of Shares. The Offer is, however, subject to a number of other terms and conditions, including, among others, the conditions that: (i) the Fund shall have sold at least 10,000,000 Alibaba ADSs in the sale by the Fund of a portion of its Alibaba ADSs described above and (ii) the SEC shall have granted an exemptive order permitting participation by any stockholder of the Fund who is an “affiliated person” of the Fund either (x) solely by reason of owning, controlling or holding the power to vote 5% or more of the Shares or (y) because it is a fund managed by one of the Fund’s external investment advisors.

While the Fund’s board of directors has authorized the Offer, it has not made and is not making, and none of the Fund, the Fund’s affiliates or subsidiaries, the Fund’s investment advisors, the Dealer Manager (as defined in the Offer to Purchase), the Information Agent (as defined in the Offer to Purchase) or the Exchange Agent (as defined in the Offer to Purchase) has made, or is making, any recommendation to stockholders as to whether to tender or refrain from tendering their Shares.

The Fund’s directors and executive officers have informed the Fund that they do not intend to tender Shares in the Offer.

On June 7, 2018, the Fund issued a press release announcing the commencement of the Offer. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated by reference in this Item 8.01.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release of Altaba Inc., issued on June 7, 2018 (incorporated by reference to Exhibit (a)(5) to the Tender Offer Statement on Schedule TO filed on June 7, 2018).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTABA INC.

	By:	/s/ Arthur Chong
Name: Arthur Chong
Title: General Counsel and Secretary

Date: June 7, 2018